Exhibit (a)(1)(C)
Acceptance Form for the public cash tender offer by Goldcup 33985 AB (u.c.t. Orion Acquisition AB) to shareholders in Olink Holding AB (publ) Shareholders of Common Shares, ISIN: SE0015797568

Please submit this Acceptance form to:
DNB Markets, a part of DNB Bank ASA, Sweden
Branch Regeringsgatan 59, 105 88 Stockholm, Sweden
DNB Markets, Securities Services at emissioner@dnb.se
Phone: +46 8 473 45 50

Acceptance period: Commenced on Oct 31, 2023 and will expire at 6:00 p.m., New York time, on November 30, 2023

Deadline to submit this form: Received by DNB no later than 4:00 p.m., Swedish time, on November 30, 2023
Price per share: USD $26.00 per Olink share
Payment date: on or about December 5, 2023

This acceptance form must be received by DNB Markets no later than 4:00 p.m., Swedish time, on November 30, 2023
The undersigned is aware and acknowledges:
•	Incomplete, wrongly completed, or late acceptance forms might be disregarded by DNB.
•	This Acceptance Form shall be used by directly registered shareholders and nominees (Sw. förvaltare)
•	DNB is hereby granted a proxy to take the actions DNB finds necessary to execute this acceptance.
•	No changes are allowed to the printed text on this form.
•	The undersigned has read the section Important Information on the second page.
•	Decision to accept the Offer has not been preceded by investment advice or other advice, the undersigned has independently made the decision to tender the shares.
•
Information such as securities account (Sw. värdepapperskonto), address and cash bank account details will be collected from Euroclear Sweden AB (“Euroclear”) unless otherwise instructed in writing by the undersigned and accepted by DNB Markets.

Terms
The undersigned Olink Holding AB (publ) (“Olink”) shareholder, whose common shares, quota value SEK 2.431906612623020 per share (the “Shares”), are directly registered with Euroclear Sweden AB, or a nominee of such a shareholder or shareholders, hereby accepts the Offer (as defined in the Offer to Purchase, dated as of October 31, 2023, as amended and supplemented from time to time) of USD $26.00 per Share in accordance with the terms in the Offer and all published amendments and supplements. The undersigned accepts and acknowledges that Thermo Fisher Scientific Inc, parent company of Goldcup 33985 AB (u.c.t. Orion Acquisition AB), (the “Buyer”), has appointed DNB Markets as its tender agent with respect to the Shares in connection with the Offer. DNB Markets is granted authority to take any reasonable actions needed to execute the acceptance in accordance with the Offering. Furthermore, DNB Markets will be managing the transfer of Shares and wiring of cash consideration.
The initial acceptance period for the Offer (the “Offer Period”) will expire at 6:00 p.m., New York time, on November 30, 2023 (the “Expiration Time”), unless the Offer Period is extended or earlier terminated. The Offer is conditioned upon, among other things, a Regulatory Condition and a Minimum Tender Condition, each as described in Section 1—“Terms of the Offer” of the Offer to Purchase. If any of the conditions to closing (including the Regulatory Condition) is not satisfied as of the Expiration Time, the Offer may be extended as described in more detail in the Offer to Purchase. Should the Buyer extend the Offer it will be done by consecutive periods of ten business days.
Shareholders who wish to accept the Offer (or nominee of such shareholders) and whose Shares are held on a directly registered Euroclear account shall use this Acceptance Form. The Shares tendered into the Offer will be blocked and transferred to a newly opened Euroclear retrieving account (apportkonto), in the name of the shareholder or nominee. Euroclear will send a notification to the shareholder or nominee showing the movement of the Shares that the shareholder tendered into the Offer. Shareholders who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee should be aware that such institutions may establish their own earlier deadline for acceptance. Shareholders who wish to accept the Offer and whose Shares are held on a Euroclear registered nominee account shall contact their nominee for instructions on how to tender their Shares into the Offer, with sufficient time to permit such nominee to tender their Shares by the Expiration Time.
Cash consideration
The undersigned acknowledges that the cash consideration for the tendered shares is paid in USD. The total USD amount equals to number of shares the undersigned has accepted the Offer for multiplied by USD $26.00. Payment for the tendered shares occurs on the payment date on or about the third business day after the date that the Offer is consummated and all Shares validly tendered and not withdrawn have been transferred to Buyer. Nominees and directly registered Euroclear account owners will receive the payment to their cash account that is linked to the securities account. If the receiving account is a normal SEK account or is otherwise not eligible to receive funds in USD, the cash consideration will be subject to an automatic currency exchange from USD to SEK. Directly registered shareholders and nominees who wish to receive the cash consideration in USD and avoid the automatic currency exchange must have a USD-eligible account, and should contact DNB Markets at emissioner@dnb.se or +46 8 473 45 50 for further details. For full terms and conditions, please see the complete offer document published on October 31, 2023, available on www.dnb.se and www.sec.gov.
The undersigned hereby accepts the offer for the following number of Common Shares in Olink Holding AB (publ):
number of shares
The undersigned hereby confirms that the shares for acceptance are registered on the following Euroclear registered securities account (Sw. värdepapperskonto).
0	0	0
Shareholder Information – Mandatory
Full name /Company name	Personal ID number/Company Registration number
Postal address	Postal code, city and country
E-mail address	Telephone
LEI code* (company)	NID number** (person)
Nominee signature, Owner signature (or authorized company representative, parent or guardian where applicable)	Place and date
In such an event the Shareholder’s Olink Common Shares are pledged, please complete below mandatory fields.
My Shares are pledged to:
Full name/Company name:
Address:	Signature of pledgee:
Important information
The Offer is not being made to holders of Common Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Buyer by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer. Accordingly, this Acceptance Form, any other documents related to the Offer and the information contained therein are not being, and must not be, taken, sent, transmitted or distributed into or within any restricted jurisdiction. Acceptances from investors located, residing or organized in a restricted jurisdiction will be invalid.
Information on processing of personal data
Those who accept the Offer will provide DNB Bank ASA, Sweden branch with personal data. Personal data that is submitted to DNB Bank ASA, Sweden branch, for example contact information and personal identity numbers or that is otherwise registered in connection with the preparation or administration of the Offer, is treated by DNB Bank ASA, Sweden branch, which is responsible for the personal data, for administration and execution of the Offer. Personal data which is received from other sources than customers could also be processed. Personal data could also be processed in a data system at companies which cooperate with DNB Bank ASA, Sweden branch. Treatment of personal data also occurs so that DNB Bank ASA, Sweden branch is able to fulfil their commitments according to applicable laws. Personal data might for certain purposes, with consideration to the regulations regarding bank secrecy, sometimes be distributed to other companies within the DNB Group or to companies that DNB Bank ASA, Sweden branch cooperates with, within and outside the EU/EES in accordance with the precautions approved and applied by the EU. In some cases, DNB Bank ASA, Sweden branch is also obliged by law to distribute personal data, for example to the Swedish Financial Supervisory Authority or the Swedish Tax Agency.
The Swedish Banking and Financing Business Act contains, as the Swedish Securities Market Act, a secrecy provision according to which all employees at DNB Bank ASA, Sweden branch are bound by confidentiality regarding the clients of DNB Bank ASA, Sweden branch and other employers. The secrecy provision also applies between and within the different companies of the DNB Group.
Information regarding what personal data that is treated by DNB Bank ASA, Sweden branch, deletion of personal data, limitation of treatment of personal data, data portability, or correction of information can be requested from DNB Bank ASA, Sweden branch’ data protection officer. It is also possible to contact the data protection officer if the investor wants further information regarding the treatment of personal data by DNB Bank ASA, Sweden branch. If the investor wishes to make a complaint regarding the treatment of personal data, the investor has the right to turn to the Swedish Authority for Privacy Protection’s (IMY) in its capacity as supervisory authority. Personal data is deleted if it is no longer necessary to hold such data for the purpose for which it was collected or in any other way treated, provided that DNB Bank ASA, Sweden branch is not legally bound to keep the information.
Email address to DNB Bank ASA, Sweden branch’ data protection officer: dataskyddsombudet@dnb.se
DNB:s Personal Data: https://www.dnb.se/portalfront/dnb_se/AllmanaVillkor/Request_for_Personal_Data.pdf
DNB:s Privacy Policy: https://www.dnb.se/portalfront/dnb_se/AllmanaVillkor/Privacy_policy.pdf
DNB’s receipt and handling of acceptances, cash consideration or handling of contract notes does not lead to a customer relationship between the shareholder and DNB. Among other things, this means that neither so-called suitability assessment has taken place or will take place regarding this Offer and sale of shares. Finally, DNB cannot assess whether the shareholder of shares belongs to the target group for the financial instrument.
Other information
*Requirement of LEI-code for legal entity
From 3 January 2018, legal entities who participate in a transaction on the financial market need to have a Legal Entity Identifier code (“LEI”). A LEI code must be acquired from an authorized supplier, which can take some time. Kindly obtain a LEI-code in due time since the code needs to be submitted with the application form. More information can be found on the Swedish Financial Supervisory Authority’s (Sv. Finansinspektionen) website www.fi.se.
**Requirements of NID-number for natural persons
National ID or National Client Identifier (“NID-number”) is a global identification code for natural persons. From 3 January 2018 all natural persons have a NID-number which needs to be specified to be allowed to make a security transaction. If such a number is not specified DNB Markets might be prevented from executing the transaction for the natural person. If you only have a Swedish citizenship your NID-number will be “SE” followed by your personal identity number. If you do not have a Swedish citizenship or have more than one citizenship your NID-number may consist of another number. For more information about how NID-numbers are obtained please contact your bank. Please obtain out your NID-number in in due time since the number has to be submitted with the application form.